Exhibit 3.1
CARLYLE CREDIT SOLUTIONS, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment (the “Articles”).

SECOND: The sole party to the Articles is Carlyle Credit Solutions, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on March 29, 2022 and were filed solely for the purpose of changing the name of the Corporation.

FOURTH: The following provisions of the Articles, as previously filed with the SDAT, are set forth below:

FIRST: The undersigned, Joshua Lefkowitz, whose address is One Vanderbilt Avenue, Suite 3400, New York, New York 10017, being at least 18 years of age, and being an officer of TCG BDC II, Inc., and acting in that capacity prior to the organization meeting of the Board of Directors of such corporation, hereby adopts Amended Articles of Incorporation of TCG BDC II, Inc., a corporation formed under the general laws of the State of Maryland, changing its name to Carlyle Credit Solutions, Inc.

SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

Carlyle Credit Solutions, Inc.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force, including, without limitation or obligation, to conduct and carry on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended.

FOURTH: The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 2405 York Rd, Ste 201, Lutherville Timonium, MD 21093-2264.

FIFTH: The name and address of the resident agent of the Corporation are the Corporation Trust Incorporated, 2405 York Rd, Ste 201, Lutherville Timonium, MD 21093-2264. The resident agent is a Maryland Corporation.

SIXTH: The total number of shares of stock which the Corporation has authority to issue is 1,000,000 shares of common stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having a par value is $10,000. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of stock of any class or series that the Corporation has authority to issue.

SEVENTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation law.

EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now of hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any as may be set forth in the Bylaws of the Corporation.

(c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers subject to the Investment Company Act of 1940, as amended, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

ELEVENTH: This amendment set forth has been authorized and approved by written consent by the Board of Directors and Stockholders of the Corporation in accordance with the general laws of the State of Maryland.

FIFTH: The provisions of Article FIRST of the Articles are hereby corrected to read as follows:

FIRST: Article I of the charter of the Corporation is hereby amended to change the name of the Corporation to Carlyle Credit Solutions, Inc.

SIXTH: The provisions of Article SECOND of the Articles are hereby corrected to read as follows:

SECOND: The foregoing amendment to the charter of the Corporation was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

SEVENTH: The provisions of Article THIRD through Article ELEVENTH of the Articles are hereby corrected by deleting such provisions in their entirety.

EIGHTH: The provisions of the Articles as corrected above are set forth in their entirety on Exhibit A hereto.

NINTH: The undersigned officer acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 29th day of June, 2023.

ATTEST:		CARLYLE CREDIT SOLUTIONS, INC

/s/ Joshua Lefkowitz	By:	/s/ Thomas Hennigan
Joshua Lefkowitz		Thomas Hennigan
Secretary		Chief Financial Officer

EXHIBIT A
TO
CERTIFICATE OF CORRECTION

CORRECTED ARTICLES

FIRST: Article I of the charter of the Corporation is hereby amended to change the name of the Corporation to Carlyle Credit Solutions, Inc.

SECOND: The foregoing amendment to the charter of the Corporation was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.